Exhibit 5.2

November 4, 2021

BY EDGAR

United States Securities and Exchange Commission

Ladies and Gentlemen:

Re:	Sigma Lithium Corporation Registration Statement on Form F-10 of the Corporation

We, as Canadian counsel to the Corporation, hereby consent to the use of and reference to our firm name in the registration statement on Form F-10 to which this consent is attached (the “Registration Statement”) and the related short form base shelf prospectus (the “Prospectus”) of Sigma Lithium Corporation and to the use of our firm name on the face page and under the heading “Legal Matters” in the Prospectus included in the Registration Statement.

We confirm that we have read the Registration Statement and that we have no reason to believe that there are any misrepresentations that are within our knowledge as a result of the services that we have performed in connection with the preparation and filing of the Registration Statement.

Yours truly,

/s/ CASSELS BROCK & BLACKWELL LLP

“CASSELS BROCK & BLACKWELL LLP”